Exhibit 19.1
Global Insider Trading and Information Policy

Purpose
1.1Introduction. U.S. federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who possess Material, Nonpublic Information. These laws also prohibit persons from making Selective Disclosure. Many countries in addition to the U.S. also have laws prohibiting Insider Trading.
1.2Purpose. The Company has adopted this Policy to establish guidelines that prohibit (a) the purchase or sale of securities by persons who possess Material, Nonpublic Information and (b) making Selective Disclosure.
Scope
1.3Covered Persons. This Policy is applicable to all Covered Persons. Temporary staff are not Biogen employees, and nothing in this Policy should be construed to the contrary. This Policy is applicable globally, inside and outside the U.S. alike, and applies to Covered Persons who are citizens of countries other than the U.S. Even if the activities prohibited by this Policy are not prohibited in the country where the Covered Person is located, the Company’s requirements for Insider Trading compliance and the disclosure of Material, Nonpublic Information apply to all Covered Persons regardless of geographic location.
Policy

2.0     Insider Trading and Unauthorized or Selective Disclosure Prohibited

2.1Policy Statement. It is the Company’s policy to comply with all U.S. and international securities laws and regulations, including Insider Trading laws and regulations and Regulation FD. This Policy sets forth the requirements for Covered Persons’ compliance with (a) Insider Trading laws and regulations and (b) the disclosure of Material, Nonpublic Information, including Regulation FD. Covered Persons may not:
2.1.1purchase or sell any type of security while possessing Material, Nonpublic Information relating to the issuer of the security, whether the issuer of that security is the Company or any Other Company;
2.1.2directly or indirectly pass along, disclose or provide Material, Nonpublic Information concerning the Company or any Other Company to anyone who may purchase or sell that company’s securities while possessing such Material, Nonpublic Information;
2.1.3recommend to any other person (including Immediate Family members) to purchase, sell, or hold securities while in possession of Material, Nonpublic Information about the issuer of the security, whether the issuer of that security is the Company or any Other Company; and
2.1.4make unauthorized disclosure of Material, Nonpublic Information concerning the Company or any Other Company or Selective Disclosure.
2.2Individual Responsibility. Each Covered Person is responsible for ensuring that he or she does not violate Insider Trading laws and regulations, the Company’s requirements for the disclosure of Material, Nonpublic Information, Regulation FD, and/or this Policy
3.0    Prohibited Transactions and Actions

3.1No Short Sales. Covered Persons may not engage in short sales of the Company’s securities (i.e., sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock).
3.2No Margin Accounts or Pledges. Covered Persons may not purchase Company stock on margin (using a loan from your brokerage firm to invest in more securities than the cash in your brokerage account would allow), or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.
3.3No Hedging Transactions. Covered Persons may not engage in hedging transactions with respect to the Company’s equity securities held by the Covered Person.
3.4No Derivative Transactions. Covered Persons may not engage in any derivative or similar transactions with respect to Company securities, including, but not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether covered or not), forward contracts, including, but not limited to prepaid variable forward contracts, put and call collars (European or American), equity or performance swap or exchange fund agreements, or any similar agreements or arrangements however denominated in Company securities.
3.5No Unauthorized or Selective Disclosure. Covered Persons may not make unauthorized disclosure of Material, Nonpublic Information concerning the Company or any Other Company or Selective Disclosure.
4.0     Permitted Transactions and Actions
4.1Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock through the ESPP. This Policy’s trading restrictions do apply to sales of Company securities purchased under the ESPP.
4.2Stock Option Exercises; Tax Withholding. This Policy does not apply to the withholding of shares subject to an option or other equity award to satisfy tax withholding requirements. However, this Policy does apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
4.3Gifts. For Covered Persons who are Trading Group A members or Trading Group B members, gifts of Company stock must be made only during the Company’s open Trading Window periods. All Covered Persons are prohibited from making gifts of Company stock while in possession of Material, Nonpublic Information concerning the Company to (i) public charities or (ii) when such Covered Person has actual knowledge that the recipient intends to sell the Company’s stock.
4.4Authorized Disclosures. Covered Persons who are authorized to speak for the Company may disclose Material, Nonpublic Information concerning the Company if such disclosure complies with the requirements of Regulation FD. Following Regulation FD compliant disclosure, such information shall no longer be considered Nonpublic Information. People who are authorized to speak for the Company include the Company’s CEO; CFO; Head of Research; Head of Development; members of the Investor Relations department; members of the Global Corporate Affairs department; and such other persons who may from time to time be authorized to speak by the Company’s CEO or CFO.
4.5Financial Guidance. The Company may from time to time, with the approval of the CEO and CFO, after consultation with the Audit Committee, provide Guidance. All disclosures of Guidance must be in compliance with Regulation FD. The Company’s most recent Guidance will be posted on the Investor Relations section of the Company’s website accompanied by a forward-looking safe harbor statement that includes a statement that the Guidance is as of the date it was first given and has not been updated. An Investor Relations Spokesperson may inform investors that the Company’s most recent Guidance is available on the Company’s website. In addition, Investor Relations Spokespeople may repeat the Company’s most recent Guidance during the period extending from the time the Guidance is given until the earlier of (a) the closing of the next Trading Window and (b) the next Special Blackout Period. Repetition of Guidance must be accompanied by a clear statement that the Guidance is as of the date it was given and is not being updated at the time of its repetition and otherwise be in accordance with the requirements of Regulation FD. Under no circumstances shall any Covered Person, including authorized spokespersons, provide Material, Nonpublic Information or additional financial guidance at any time except in compliance with this Policy and U.S. and international securities laws, including, without limitation, Regulation FD.
4.6Limitations on the Company. The Company may not, directly or indirectly, buy or sell Company securities while in possession of Material, Nonpublic Information related to the Company unless such trading activity otherwise complies with all applicable securities laws.
5.0     10b5-1 Trading Plans
5.1Rule 10b5-1 Affirmative Defense. Rule 10b5-1 provides a person with an affirmative defense against Insider Trading liability for transactions made pursuant to a qualifying written plan that is adopted prior to possessing Material, Nonpublic Information. Once a 10b5-1 Trading Plan is adopted, the Rule 10b5-1 affirmative defense may be lost if the plan is altered without satisfying the amendment requirements set forth in Section 5.3 of this Policy or otherwise fails to satisfy the requirements of Rule 10b5-1.
5.2Approved 10b5-1 Trading Plan. This Policy allows Covered Persons to buy or sell Company stock when they possess Material, Nonpublic Information if the purchase or sale is made pursuant to a 10b5-1 Trading Plan that is adopted while the Covered Person does not possess Material, Nonpublic Information and otherwise satisfies the requirements for a 10b5-1 Trading Plan. The procedures for establishing a 10b5-1 Trading Plan are set forth in the 10b5-1 Trading Plan Guidelines, attached as Attachment 1 to this Policy.
5.310b5-1 Trading Plan Requirements.
5.3.110b5-1 Trading Plans and all amendments must be in writing and entered into with a broker. The form of the contract, instruction, plan, or trust document will be provided to the Covered Person by the Covered Person’s broker and must, in each case, be approved by the Company’s Legal Department prior to implementation. It is the Covered Person’s responsibility to seek and obtain approval from the Legal Department of a 10b5-1 Trading Plan and any amendments thereto, prior to implementation.
5.3.210b5-1 Trading Plans must be adopted (or amended, as the case may be) only when a Covered Person does not possess Material, Nonpublic Information concerning the Company and must entered into and operated in good faith.
5.3.3Cooling-Off Period
5.3.3.1For Covered Persons who are not D&Os, the first trade under a 10b5-1 Trading Plan shall not occur until at least 30 days after adoption of the 10b5-1 Trading Plan.
5.3.3.2For Covered Persons who are D&Os, the first trade under a 10b5-1 Trading Plan shall not occur prior to the expiration of the D&O Cooling-off Period.
5.3.4A single trade 10b5-1 Trading Plan cannot be put into place if the Covered Person has entered into another 10b5-1 Trading Plan within the past 12 months.
5.3.510b5-1 Trading Plans may be amended only when a Covered Person does not possess Material, Nonpublic Information. For all Covered Persons other than D&Os, the first trade under an amended 10b5-1 Trading Plan shall not occur before 30 days after the amendment. For D&Os, the first trade under an amended 10b5-1 Trading Plan shall not occur until after the expiration of the D&O Cooling-off Period). For purposes of this Section 5.1.3, modifications to a 10b5-1 Trading Plan that do not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under a Rule 10b5-1 plan (such as an adjustment for stock splits or a change in account information) shall not be deemed amendments to the applicable 10b5-1 Trading Plan. The number and timing of amendments should be reviewed carefully so as to avoid any implication that the 10b5-1 Trading Plan was not entered into in good faith or was part of a scheme to evade Insider Trading laws. The Company also discourages Covered Persons from repeatedly amending their 10b5-1 Trading Plans, because such frequent amendments can create the appearance of wrongdoing and may weaken the affirmative defense against Insider Trading liability. Any modification or change to the amount, price or timing of the purchase or sale of Company Securities underlying a 10b5-1 Trading Plan is considered a termination of such 10b5-1 Trading Plan and the adoption of a new 10b5-1 Trading Plan. Such a new 10b5-1 plan must comply with the applicable cooling-off period in Section 5.3.3.
5.3.6All 10b5-1 Trading Plans must include a representation in the 10b5-1 Trading Plan certifying that, on the date of adoption of the plan, such person is not aware of Material Nonpublic Information about the Company or its securities and such person is adopting the 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Exchange Act Rule 10b-5.
5.3.710b5-1 Trading Plans may have provisions that allow Covered Persons to terminate the 10b5-1 Trading Plan. Termination of a plan could affect the availability of the affirmative defense for previous purchases or sales of Company stock under the 10b5-1 Trading Plan if the facts and circumstances surrounding the termination call into question whether the 10b5-1 Trading Plan was entered into in good faith and not as part of a scheme to evade Insider Trading laws. All D&Os must notify the Legal Department of any termination of any 10b5-1 Trading Plan. The Company prohibits Covered Persons from entering into multiple 10b5-1 Trading Plans, except in the case of (i) trades conducted by multiple brokers, when taken together, satisfy the requirements for a 10b5-1 Trading Plan, (ii) a 10b5-1 Trading Plan that will only commence only after the first 10b5-1 Trading Plan expires or all transactions under the first 10b5-1 Trading Plan have been completed and (iii) a 10b5-1 Trading Plan that is only in place to satisfy tax withholding obligations upon vesting of compensatory awards and such person does not exercise control over the timing of such sales.
5.3.810b5-1 Trading Plans should have suspension provisions which automatically suspend the plan in the event a transaction would violate applicable law, including Section 16 of the Exchange Act or if the Board of Directors suspends trading.
5.3.9Additional information regarding the procedures and requirements for establishing a 10b5-1 Trading Plan are set forth in 10b5-1 Trading Plan Guidelines, attached as Attachment 1 to this Policy.
6.0     Trading Groups and Applicable Trading Restrictions
6.1Trading Groups. The Company has identified on Attachment 2 to this Policy (as may be updated from time to time, the “Trading Group Designations Criteria”) three distinct trading groups (Trading Group A, B, and C), the applicable descriptions of the trading restrictions that apply to each trading group, and the titles or other description of those Covered Persons who have been designated as members of each of the Trading Groups. The trading restrictions applicable to each trading group are summarized below:
6.1.1Trading Group A.
•Prior Legal Department Review. Trading Group A members are required to obtain Legal Department review at least 48 hours prior to any transaction in Company stock (including purchases, sales or gifts) not covered by a 10b5-1 Trading Plan, or entering into or amending a 10b5-1 Trading Plan.
•Transactions by Trading Group A Members.  Members of Trading Group A (except for members of the Board of Directors who are permitted to purchase

Company stock outside of a 10b5-1 Trading Plan)are limited to selling or buying Company stock only under a 10b5-1 Trading Plan, which plan may only be entered into or amended during the Company’s open Trading Window periods and when not in possession of Material, Nonpublic Information concerning the Company.  All other transactions (including gifting) in Company stock may only be effected during the Company’s open Trading Window periods and when they are not in possession of Material, Nonpublic Information concerning the Company.
6.1.2Trading Group B. Trading Group B members are limited to trading in, and gifting, Company stock only during the Company’s quarterly open Trading Window periods and when they are not in possession of Material, Nonpublic Information concerning the Company. At their discretion, members of Trading Group B may choose to adopt and trade under a 10b5-1 Trading Plan. Members of Trading Group B may only enter into or amend a 10b5-1 Trading Plan during the Company’s quarterly open Trading Window periods and when they are not in possession of Material, Nonpublic Information concerning the Company.
6.1.3Trading Group C. Trading Group C members may trade in, and gift, Company stock at any time that they are not in possession of Material, Nonpublic Information concerning the Company. At their discretion, members of Trading Group C may choose to adopt and trade under a 10b5-1 Trading Plan. Members of Trading Group C may only enter into or amend a 10b5-1 Trading Plan when they are not in possession of Material, Nonpublic Information concerning the Company.
6.1.4Trading Group Designations. Trading group designations are made based on the Trading Group Designation Criteria listed in Attachment 2 to this Policy, as may be updated from time to time. The Legal Department will maintain the list of those Covered Persons who have been designated as members of Trading Group A and Trading Group B. Each department is responsible for notifying the Legal Department of any changes that are made to the Trading Groups’ membership list from time to time to add or remove Covered Persons as appropriate. If a Covered Person is added to Trading Group A or Trading Group B, they will be notified by the Legal Department or its designee.
6.2Trading Window Periods. The Trading Window in any fiscal quarter (a) opens one full Trading Day after the Company’s quarterly, periodic, or fiscal year-end earnings release information has been filed or furnished with the SEC, and (b) ends at the close of business on the day that is fifteen (15) days prior to the close of each fiscal quarter. The Legal Department will provide Trading Groups A and B with email notification of when the Trading Window period opens and closes.

For Example:    If the Company publicly announces earnings via a press release, a live webcast, or an SEC filing on Tuesday morning before the Nasdaq Stock Market opens, and provided that the Covered Person is not in possession of Material, Nonpublic Information concerning the Company,

Trading Group A
•Covered Person may establish or amend a 10b5-1 Trading Plan when the Nasdaq Stock Market opens after one full trading day (in this example after Wednesday morning), subject to compliance with the requirements for establishing or amending a 10b5-1 Trading Plan as set forth in Section 5.3 of this Policy.
•Covered Person who is a member of the Board of Directors may begin buying (but not selling) or gifting Company stock after one full trading day (in this case when the Nasdaq Stock Market opens on Wednesday morning, subject to prior Legal Department review as set forth in Section 6.1.1 of this Policy.

Trading Group B
oCovered Person may begin buying, selling or gifting Company stock after one full trading day after the above disclosure (in this example when the Nasdaq Stock Market opens on Wednesday morning).
oCovered Person may establish or amend a 10b5-1 Trading Plan when the Nasdaq Stock Market opens after one full trading day (in this example after Wednesday morning), subject to compliance with the requirements for establishing or amending a 10b5-1 Trading Plan as set forth in Section 5.3 of this Policy.

Trading Group C	oCovered Person may buy, sell or gift Company stock at any time. oCovered Person may establish or amend a 10b5-1 Trading Plan at any time.
6.3Special Blackout Periods. From time to time, there may be Material, Nonpublic Information concerning the Company that is known by only certain Covered Persons. So long as this information remains Material and nonpublic, it is against this Policy for those Covered Persons who possesses the information that is being subject to a Special Blackout Period (a) to establish or amend a 10b5-1 Trading Plan during a Special Blackout Period, (b) to purchase, gift or sell Company securities during a Special Blackout Period, unless the purchase or sale is made pursuant to a pre-established 10b5-1 Trading Plan, or (c) to make an election or change to a contribution election under the ESPP. No Covered Persons, whether or not subject to a Special Blackout Period, may disclose to any outside third party that a Special Blackout Period exists. Covered Persons that are subject to a Special Blackout Period will be notified by the Legal Department by email as promptly as practical when the Special Blackout Period begins and ends.
6.4Hardship Exceptions. A Covered Person who is subject to the Trading Window requirements and who has an extraordinary, unanticipated, and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even if the Trading Window period has closed. A hardship exception may be granted only by the unanimous decision of the CEO, the CLO, and the CFO and must be requested at least two business days in advance of the proposed trade. Such officers are under no obligation to approve a hardship exception, and neither the Company nor such officers will have any liability for any refusal to grant a hardship exception or for any delay in making or communicating a decision. Under no circumstance will a hardship exception be granted during a Special Blackout Period, or for ordinary, anticipated, and non-urgent events, such as purchasing a home or paying college tuition. All requests for a hardship exception should be submitted by email or in writing to the CLO.
7.0     Post-Employment Transactions
7.1If a Covered Person possesses Material, Nonpublic Information when the Covered Person’s employment, service as a director, or service relationship with the Company terminates, the Covered Person may not purchase, gift or sell Company securities or disclose such Material, Nonpublic Information until that information has been made public by the Company or it is no longer Material.
7.2If a Covered Person is subject to the Trading Window or Special Blackout Period restrictions imposed by this Policy and the Covered Person’s employment terminates or, service as a director or service relationship with the Company terminates during a closed Trading Window or a Special Blackout Period, the Covered Person will continue to be subject to this Policy and the ongoing prohibition against purchasing selling or gifting Company securities, until the Trading Window period opens or the Special Blackout Period ends.
7.3If a Covered Person has questions as to whether the Covered Person possesses Material, Nonpublic Information or if the Covered Person is subject to the Trading Window or a Special Blackout Period restrictions after the Covered Person’s employment or service as a director of the Company terminates, the Covered Person should direct questions to the Chief Corporation Counsel.
8.0     Penalties for Noncompliance
8.1Potential Civil and Criminal Penalties. The penalties for violating U.S. and international securities laws and regulations, including Insider Trading laws and regulations and Regulation FD may include imprisonment for up to 20 years, criminal fines up to U.S. $5 million, and civil fines of up to three times the profit gained or loss avoided.
8.2Company Disciplinary Actions. Failure to comply with this Policy or U.S. or international securities laws and regulations, including Insider Trading laws and regulations and Regulations FD by any Covered Person may also subject the Covered Person to disciplinary action by the Company up to and including termination of the Covered Person’s employment, whether or not the Covered Person’s failure to comply with this Policy results in a violation of U.S. or International securities laws and regulations, including Insider Trading laws and regulations and Regulation FD. Failure to comply with this Policy or U.S. and international securities laws and regulations, including Insider Trading laws and regulations and Regulation FD may also be deemed to be a violation of the Biogen Code of Business Conduct.
8.3Reporting Insider Trading and Information Violations. Any Covered Person who violates this Policy or any U.S. or international securities laws and regulations, including Insider Trading laws and regulations and Regulation FD, or who knows of any actual or potential violation by any other Covered Person, must report the violation immediately to the Compliance Helpline, Human Resource Department, Corporate Compliance Department, the Chief Compliance Officer, the CLO, the Head of Hurman Resources, the Chief Corporation Counsel, or the Chair of the Audit Committee.

9.0     Definitions
9.110b5-1 Trading Plan. A written, pre-planned trading plan entered into with a broker, in which the broker is instructed to purchase or sell Company securities at a future date according to instructions meeting certain requirements at the time the plan is put in place.
9.210b5-1 Trading Plan Guidelines. The procedures for establishing a 10b5-1 Trading Plan as set forth in Attachment 1 to this Policy, as updated from time to time.
9.3Audit Committee. Audit Committee of the Board of Directors.
9.4Biogen. Biogen Inc. and its subsidiaries.
9.5CEO. The Company’s Chief Executive Officer.
9.6CFO. The Company’s Chief Financial Officer.
9.7CLO. The Company’s Chief Legal Officer.
9.8Company. Biogen Inc. and its subsidiaries.
9.9Covered Persons. All Company employees, officers, directors, and temporary staff worldwide and members of their Immediate Family and family trusts (or similar entities) controlled by or benefiting individuals subject to this Policy.
9.10D&O. All members of the Board of Directors, executive officers and the Chief Accounting Officer.
9.11D&O Cooling-Off Period. A period not shorter than the later of (i) 90 days after adoption of the 10b5-1 Trading Plan or (ii) two business days after the filing by the Company of a 10-Q or 10-K (not including the day of filing; e.g. if a 10-K is filed on Monday the first sale could occur no earlier than Thursday, assuming no federal holidays), but in no event longer than 120 days after the adoption or modification of such 10b5-1 Trading Plan.
9.12Exchange Act. Securities Exchange Act of 1934, as amended.
9.13ESPP. Company’s Employee Stock Purchase Plan, as amended from time to time.
9.14Guidance. Guidance as to the Company’s expected future financial performance.
9.15Immediate Family. The following persons are considered members of a Covered Person’s “Immediate Family”: the Covered Person’s spouse, parents, children, and siblings, including any such relationship that arises through marriage or by adoption. A Covered Person’s “Immediate Family” also includes anyone else who lives in the Covered Person’s household, whether or not they are related to the Covered Person, and any family members who do not live in the Covered Person’s household but whose transactions in Company securities are directed by the Covered Person or are subject to the Covered Person’s influence and control (such as parents or children who consult with the Covered Person before they buy or sell Company securities). The applicable Covered Person is responsible for ensuring that these other individuals and entities comply with this Policy.
9.16Insider Trading. The purchase or sale of a company’s securities by persons who possess Material, Nonpublic Information.
9.17Investor Relations Spokespeople. Covered Persons in the Company’s Investor Relations department who are authorized to speak for the Company and the CFO.
9.18Legal Department. The Company’s legal department.
9.19Material, Nonpublic Information. Material, Nonpublic Information is Material information concerning the Company or Another Company that has not been previously disclosed to the general public through press releases, live webcasts, SEC filings or furnished to the SEC and is otherwise not available to the general public.
9.19.1Material. Information (positive or negative) is “Material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy or sell a company’s securities. In making a determination as to whether information is “Material”, Covered Persons should consider whether the information would significantly alter the total mix of information available to an investor considering trading in company stock. Any information that could reasonably be expected to affect the price of the security is Material. Examples of categories of information that may be considered Material include:
•earnings results
•the results of clinical trials
•significant developments regarding a major product or program
•the acquisition of significant technology or new products
•major licensing deals
•significant information about a partner or other third party with whom we do business
•significant litigation or patent-related events
•restatements of financial results or significant impairments, write-offs or changes in reserves
•significant cybersecurity incidents, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach, or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure
•receipt of regulatory approval, failure to obtain regulatory approval, or significant change in existing regulatory approval for products, new formulations of products, or devices to administer products
•label changes that may affect prescribing behavior
•reimbursement decisions
•pending or proposed merger, acquisition, tender offer, or other significant transaction
•the offering or sale of additional securities
•changes in top management
•the gain or loss of a substantial customer or supplier
•problems with a product that may result in significant financial consequences for the Company or involve serious product safety, manufacturing, or supply issues
9.19.2Nonpublic Information. Nonpublic Information is information that is not generally known or available to the public. The Company generally discloses information to the public either via press releases, live webcasts, or in its SEC filings. Information is considered “public” only after it has been publicly available through press releases, live webcasts, SEC filings or furnished to the SEC, or otherwise, for at least 24 hours.
9.20Nasdaq. The National Association of Securities Dealers Automated Quotation System.
9.21Other Company. Any other public company with which the Company does business.
9.22Regulation FD. Regulation Fair Disclosure of the Exchange Act prohibits the Selective Disclosure of Material, Nonpublic Information to certain specified persons, including: (a) broker/dealers and persons associated with them, including investment analysts, (b) investment advisors, certain institutional investment managers, and their associated staff, (c) investment companies, hedge funds, and affiliated persons, and (d) any security holder of the Company, including employees, under circumstances in which it is reasonably foreseeable that the security holder would purchase or sell securities on the basis of the information.
9.23Rule 10b5-1. SEC Rule 10b5-1, promulgated under the Securities Exchange Act of 1934, amended.
9.24SEC. The U.S. Securities and Exchange Commission.
9.25Securities. Any stock, preferred stock, bonds, debentures, notes, or other debt securities, options, warrants, or other derivative or financial instrument issued by or based upon the performance of a company.
9.26Selective Disclosure. Any disclosure of Material, Nonpublic Information concerning the Company or any Other Company that does not comply with the requirements of Regulation FD.
9.27Special Blackout Period. A certain period of time designated by the Company during which certain Covered Persons have been notified that because they possess certain Material, Nonpublic Information they may not (a) create or amend a 10b5-1 Trading Plan, (b) purchase, sell or gift Company securities even though the Trading Window may otherwise be open, or (c) make an election or change to contribution elections under the ESPP.
9.28Trading Day. A business day on which national stock exchanges and the Nasdaq Stock Market are open for business.
9.29Trading Window. The period of time during which the Company permits Covered Persons to purchase, gift or sell Company securities or enter into or amend 10b5-1 Trading Plans. See Section 6.2 of this Policy.
9.30U.S. The United States.
10.0     Questions
10.1Please direct questions as to any of the matters discussed in this Policy to the Company’s Chief Corporation Counsel.

Attachment 1 - 10b5-1 Trading Plan Guidelines

Contacts

To Set Up 10b5-1 Trading Plan	Questions for the Legal Department
Fidelity Phone: (800) 823-0217 Email: [ ]	[ ] [ ]

Procedures for Establishing a 10b5-1 Trading Plan
oContact a broker. Biogen has worked with Fidelity (the administrator of Biogen’s equity plans) to create a form of 10b5-1 Trading Plan that meets the requirements of this Policy and there is some benefit in working with Fidelity if a Covered Person intends to include Biogen equity plan awards or shares to be purchased under the Biogen ESPP in their 10b5-1 Trading Plan. Covered Persons should contact Fidelity if they would like to use Fidelity as their broker. Other brokerage firms may also be able to provide Covered Persons with assistance in establishing a 10b5-1 Trading Plan. If you choose to use a broker other than Fidelity, the Covered Person should work with such other broker to follow the procedures and requirements described in these guidelines and this Policy.
oDevelop a 10b5-1 Trading Plan. Once a Covered Person has contacted Fidelity, the Covered Person should work with Fidelity to establish a 10b5-1 Trading Plan that meets the Covered Person’s needs and fulfills the requirements and criteria set forth in this Policy.
oTrading Schedules. The key parts of the 10b5-1 Trading Plan are the Trading Schedules attached to the 10b5-1 Trading Plan. The Trading Schedules contain the details of the Covered Person’s planned trades (number of shares to be purchased or sold, desired price, date(s) of sale, etc.).
oFidelity has access to each Covered Persons’ equity award records, and Covered Persons should work directly with Fidelity on their Trading Schedules. To expedite the process, Covered Persons should think about their trading goals prior to calling Fidelity and keep their Trading Schedules simple.
oExecute a written 10b5-1 Trading Plan; Approval by Legal Department and Fidelity. Once a Covered Person reviews the 10b5-1 Trading Plan and agrees with its content, including the Trading Schedules, the 10b5-1 Trading Plan will need to be signed by both the Covered Person, a representative of the Legal Department and Fidelity, and will need to be reviewed and approved by the Legal Department. It is the Covered Person’s responsibility to seek and obtain approval from the Legal Department of a 10b5-1 Trading Plan and any amendments thereto, prior to implementation.
oFile Form 144. If a Covered Person is a D&O, the Covered Person will need to sign and the Covered Person’s broker will need to file a Form 144 simultaneously with the first purchase or sale under the 10b5-1 Trading Plan. The Form 144 should report all purchases or sales expected to take place within the next three (3) months. Additional Forms 144 should be filed by the Covered Person’s broker on a rolling basis simultaneously with the first purchase or sale in each subsequent three-month period.
oFile Form 4. If a Covered Person is a member of Trading Group A-I, the Covered Person or the Covered Person’s broker must notify Biogen’s Legal Department within 24 hours of a purchase, gift or sale under the 10b5-1 Trading Plan so that a Form 4 can be timely prepared and filed with the SEC. The Legal Department will prepare and file the Covered Person’s Form 4, unless the Covered Person elects to have his/her own representative prepare and file the Form 4 on the Covered Person’s behalf.

10b5-1 Trading Plan Key Requirements and Information
oTwo key 10b5-1 Trading Plan requirements are as follows: (a) at the time a Covered Person enters into or amends a 10b5-1 Trading Plan, the Covered Person cannot be in possession of Material, Nonpublic Information concerning the Company, and (b) the first trade under a 10b5-1 Trading Plan may not occur until at least 30 days (or the D&O Cooling-off Period for Covered Persons who are D&Os)
oafter a Covered Person adopts or amends (excluding modifications that do not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under a Rule 10b5-1 plan) a 10b5-1 Trading Plan. Please refer to this Policy for additional requirements for 10b5-1 Trading Plans.
o10b5-1 Trading Plans may include unvested equity awards. Please note that, upon vesting, only Biogen employees will have the option of paying required tax withholdings through the netting of vested shares. The remaining shares would then be delivered to the Covered Person’s account at Fidelity. This “netting” of shares is not subject to Insider Trading laws and, therefore, knowledge of Material, Nonpublic Information on the vesting date will not impact a Covered Person’s ability to take advantage of the netting procedure. As a result, a Covered Person may want to reconsider entering into a 10b5-1 Trading Plan if the primary reason for doing so is to cover the Covered Person’s tax obligations upon vesting of restricted stock and restricted stock units. Members of the Board of Directors who are not Biogen employees may not pay required tax withholdings through the netting of vested shares.
o10b5-1 Trading Plans may not include equity awards that a Covered Person has not yet received, e.g., awards not yet granted.
oThere may be up to a 3-5 day time lag between the vesting of restricted stock and restricted stock units or the purchase of shares under the ESPP and the delivery of the shares (either gross or net) into a Covered Person’s account at Fidelity. As a result, sales of vested restricted stock, shares purchased under the ESPP, or shares delivered in settlement of restricted stock units may not be completed by Fidelity or your broker for up to 10 days after the vesting date or the ESPP purchase date, as the case may be.
o10b5-1 Trading Plan Trading Schedules are very flexible in terms of the types of selling or buying orders that may be established, the number of shares that may be sold or bought at any given time and the like. Please work directly with Fidelity or your broker on the trading details.

Attachment 2 - Trading Groups

Trading Group	Trading Restrictions	Members of Trading Group
Trading Group A

•Legal Department prior review required of all transactions in Company stock not covered by a 10b5-1 Trading Plan. See Section 6.1.1 of this Policy.

•Sell Company stock only under a 10b5-1 Trading Plan, which plan must be entered into or amended only (i) during an open Trading Window period, and (ii) when not in possession of any Material, Nonpublic Information concerning the Company, and (iii) subject to compliance with the requirements set forth in Section 5.3 of this Policy.

•Except for Members of the Board of Directors, buy Company Stock only under a 10b5-1 Trading Plan, which plan must be entered into or amended only (i) during an open Trading Window period, and (ii) when not in possession of any Material, Nonpublic Information concerning the Company, and (iii) subject to compliance with the requirements set forth in Section 5.3 of this Policy.

•All other transactions in Company stock to be effected only (i) during open an Trading Window period and (ii) when not in possession of any Material, Nonpublic Information concerning the Company. Optional use of 10b5-1 Trading Plans (which is only optional for Members of the Board of Directors who want to put into place a 10b5-1 Trading Plan that only relates to the purchase (but not sale) of Company stock) for other transactions in Company stock, which plan must be entered into or amended only (x) during an open Trading Window period and (y) when not in possession of any Material, Nonpublic Information concerning the Company, and (z) subject to compliance with the requirements set forth in Section 5.3 of this Policy.

•Members of the Board of Directors
•All Executive Officers (Executive Committee), Chief Accounting Officer, and Treasurer
•All Executive Vice Presidents (EVPs)
•All Senior Vice Presidents (SVPs)
•Chiefs of Staff to Executive Officers
•All members of the Legal Department
•Executive Assistants to Trading Group A Members
•Other Covered Persons designated by the CEO or CLO

Trading Group B

•Buy or sell Company stock only during open Trading Window periods and when not in possession of any Material, Nonpublic Information concerning the Company.

•Optional use of 10b5-1 Trading Plans. Enter into or amend a 10b5-1 Trading Plan only (i) during an open Trading Window period, and (ii) when not in possession of any Material, Nonpublic Information concerning the Company, and (iii) subject to compliance with the requirements set forth in Section 5.3 of this Policy.

•All Vice Presidents
•All members of the Finance Department
•Business Development and External Innovation Group
•Customer & Market Insights Group
•Customer Information Management
•Senior Directors and above in Corporate Affairs
•Administrative Assistants of Trading Group B Members
•Other Covered Persons designated by the CEO or CLO

Trading Group C

•Buying or selling Company stock is allowed at any time in compliance with this Policy (i.e., at any time when the Covered Person is not in possession of any Material, Nonpublic Information concerning the Company).

•Optional use of 10b5-1 Trading Plans. Enter into or amend a 10b5-1 Trading Plan when not in possession of any Material, Nonpublic Information concerning the Company and subject to compliance with the requirements set forth in Section 5.3 of this Policy.
•All other Covered Persons

Implementation

Corporate
The Company will implement a global education program for all Company directors, officers, employees, and temporary staff, including:
•Training as part of the onboarding process for a new director, officer, employee, or temporary staff;
•Annual distribution of this Policy; and
•Annual certification of receipt, read, understood, and compliance with this Policy.

Management
Management of each of the Company’s affiliates or other organizational units must:
•Ensure that this Policy is embedded in the business and adhered to;
•Oversee and supervise the activities of Covered Persons; and
•Implement processes, awareness, training and controls, in line with the minimum corporate standards set forth in this Policy.

Enforcement

Failure to follow the principles and steps set out in this Policy may result in disciplinary action, up to and including termination.